As filed with the Securities and Exchange Commission on August 1, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

_______________

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

_______________

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-2669023
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000 Chicago, Illinois (Address of Principal Executive Offices)	60602 (Zip Code)
Telephone and Data Systems, Inc. 2011 Long-Term Incentive Plan, as amended (Full title of the plan)

LeRoy T. Carlson, Jr.
President and Chief Executive Officer

Telephone and Data Systems, Inc.

30 North LaSalle Street, Suite 4000

Chicago, Illinois  60602

(Name and address of agent for service)

(312) 630-1900

(Telephone number, including
area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One)

Large accelerated filer ☑                                                    Accelerated filer ☐

Non-accelerated filer ☐                                      Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, $0.01 par value	5,000,000 Common Shares (1)	$24.68 (2)	$123,400,000 (2)	$15,894 (3)

(1)           This Registration Statement on Form S-8 covers 5,000,000 additional Common Shares, $0.01 par value per share (the “Additional Shares”) of Telephone and Data Systems, Inc. (the “Registrant”) for offer or sale under the Registrant’s 2011 Long-Term Incentive Plan, as amended (the “Plan”). An aggregate of 11,000,000 shares of the Registrant’s Common Stock have been or may be issued under the Plan. Of the 11,000,000 shares, 6,000,000 shares were previously registered (the “Previously Registered Shares”) under the Securities Act of 1933, as amended (the “1933 Act”) pursuant to the Registrant’s Registration Statement on Form S-8 (File No. 333-179703). The registration fee for the Additional Shares is indicated above. The Registrant previously paid the registration fee for the Previously Registered Shares.  Pursuant to Rule 416(a) of the 1933 Act, the number of Common Shares registered shall include an indeterminate number of additional Common Shares that may become issuable pursuant to the anti-dilution provisions of the above-referenced Plan as a result of stock splits, stock dividends, or similar transactions.

(2)           Estimated in accordance with Rules 457(c) and 457(h)(1) of the 1933 Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Shares of the Registrant as reported on The New York Stock Exchange on July 25, 2014.

(3)           Calculated based on the current statutory fee of $128.80 per million.

EXPLANATORY NOTE

Telephone and Data Systems, Inc. (the “Registrant”) previously filed a Registration Statement on Form S-8 (File No. 333-179703) (the “Prior Registration Statement”), relating to the Registrant’s 2011 Long-Term Incentive Plan, as amended (the “Plan”).  Under the Prior Registration Statement, the Registrant registered an aggregate of 6,000,000 Common Shares, par value $0.01 per share, to be offered and sold under the Plan.

This Registration Statement on Form S-8 is filed pursuant to General Instruction E of Form S-8 and relates to the Prior Registration Statement.  Except for the changes set forth herein, the contents of the Prior Registration Statement, including each of the documents filed with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein. In addition, all exhibits required by General Instruction E of Form S-8 are filed as exhibits hereto.

The Board of Directors approved an amendment (the “Amendment”) to the Plan on March 7, 2014 to increase the number of shares available for the grant of awards under the Plan.  The Amendment was subject to shareholder approval.  On May 22, 2014, the Amendment was approved by shareholders at the Registrant’s annual meeting of stockholders.  The Registrant is filing this Registration Statement to register under the Securities Act of 1933, as amended (the “1933 Act”), the offer and sale pursuant to the Plan of 5,000,000 additional Common Shares.  Following the effectiveness of this Registration Statement, an aggregate of 11,000,000 Common Shares will be registered for issuance under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents which have heretofore been filed by the Registrant with the Commission pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.             The description of the Registrant’s Common Shares, par value $0.01 per share (“Common Shares”), contained in the Registrant’s Registration Statement on Form 8-A/A dated January 25, 2012.

2.             The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, including the incorporated portions of the Registrant’s Notice of Annual Meeting and Proxy Statement dated April 18, 2014.

3.             The Registrant’s Quarterly Report on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014.

4.             The Registrant’s Current Reports on Form 8-K reporting events since December 31, 2013,  provided that any information in any Form 8-K that is not deemed to be “filed” pursuant to Item 2.02 or 7.01 shall not be incorporated by reference herein.

5.             All other reports filed by the Registrant pursuant to Sections 13(a) and 15(d) of the 1934 Act since December 31, 2013.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.   Interests of Named Experts and Counsel.

Certain legal matters relating to the securities registered hereby will be addressed by Sidley Austin LLP, Chicago, Illinois.  The following persons are members of Sidley Austin LLP:  Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls the Registrant, the non-executive Chairman of the Board and member of the Board of Directors of the Registrant and a director of a subsidiary of the Registrant; William S. DeCarlo, the General Counsel of the Registrant and an Assistant Secretary of the Registrant and certain subsidiaries of the Registrant; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of certain subsidiaries of the Registrant.  Walter C.D. Carlson does not provide legal services to the Registrant or its subsidiaries.

Item 8.   Exhibits.

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.  The Telephone and Data Systems, Inc. 2011 Long-Term Incentive Plan, as amended, is not intended to be qualified under Section 401(a) of the Internal Revenue Code.

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 1, 2014.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr.
President and Chief Executive Officer

By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President and Controller (principal financial
officer and principal accounting officer)

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints LeRoy T. Carlson, Jr. as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with, the appropriate applications, statements, consents and other documents as may be necessary or expedient to register securities of the Registrant for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on August 1, 2014.

Signature	Title

/s/ LeRoy T. Carlson, Jr.	Director and President and Chief Executive Officer
LeRoy T. Carlson, Jr.	(principal executive officer)

/s/ Kenneth R. Meyers	Director and President and Chief Executive Officer of United States Cellular Corporation,
Kenneth R. Meyers	a subsidiary of Registrant

/s/ Walter C.D. Carlson	Director and Chairman of the Board
Walter C.D. Carlson

/s/ Letitia G. Carlson, M.D.	Director
Letitia G. Carlson, M.D.

/s/ Prudence E. Carlson	Director
Prudence E. Carlson

/s/ Clarence A. Davis	Director
Clarence A. Davis

/s/ Donald C. Nebergall	Director
Donald C. Nebergall

/s/ George W. Off	Director
George W. Off

/s/ Christopher D. O’Leary	Director
Christopher D. O’Leary

/s/ Mitchell H. Saranow	Director
Mitchell H. Saranow

/s/ Gary L. Sugarman	Director
Gary L. Sugarman

/s/ Herbert S. Wander	Director
Herbert S. Wander

/s/ Douglas D. Shuma	Senior Vice President and Controller
Douglas D. Shuma	(principal financial officer and principal accounting officer)

EXHIBIT INDEX

The following documents are filed herewith or incorporated herein by reference.

Exhibit No.	Description
4.1

The Registrant’s Restated Certificate of Incorporation, as amended, is hereby incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A/A filed on January 25, 2012.

4.2	The Registrant’s Restated Bylaws, as amended, are hereby incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated July 19, 2013.

5	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP

23.2	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche LLP

23.3	Consent of Counsel (contained in Exhibit 5)

24	Powers of Attorney (included on signature pages)

99.1

Telephone and Data Systems, Inc. 2011 Long-Term Incentive Plan effective January 24, 2012, is hereby incorporated by reference from Exhibit B to the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement dated April 18, 2014.

99.2

Amendment Number One, effective May 22, 2014, to the Telephone and Data Systems, Inc. 2011 Long-Term Incentive Plan effective January 24, 2012, is hereby incorporated by reference from Exhibit A to the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement dated April 18, 2014.